Code of Ethics

INTRODUCTION

The purpose of the Code of Ethics (the “Code”) is to deter wrongdoing and promote ethical conduct. UCN’s Code of Ethics helps maintain the standards of business conduct and ensures compliance with legal requirements, specifically Section 406 of the Sarbanes-Oxley Act of 2002, and the SEC rules promulgated there under. The matters covered in this Code are of the utmost importance to the Company, our shareholders and our business partners. Further, these are essential so that we can conduct our business in accordance with our business values. The Code is applicable to all employees, including our CEO, CFO other officers and directors of the Company (collectively the “Employees”).

Ethical business conduct is critical to our business. Accordingly, all Employees are expected to read and understand this Code, uphold these standards in day-to-day activities, and comply with: all applicable laws; rules and regulations; any code of conduct the Company may adopt from time to time; and all applicable policies and procedures adopted by the Company that govern the conduct of its Employees.

Because the principles described in this Code are general in nature, questions about specific matters or issues should be directed to the CEO, CFO, or Chairman of the Company’s Audit Committee.

Nothing in this Code, in any Company policies and procedures, or in other related communications (verbal or written), creates or implies an employment contract or term of employment.

Employees are required at the time of employment to sign the acknowledgment form at the end of this Code and return the form to the HR department indicating that they have received, read and understood, and agree to comply with the Code. The signed acknowledgment form will be located in each employee’s personnel files. Each year Employees and Officers will be asked to sign an acknowledgment indicating their continued understanding of the Code.

HONEST AND ETHICAL CONDUCT

We expect all Employees to act in accordance with the highest standards of personal and professional integrity, honesty and ethical conduct, while working on the Company’s premises, at offsite locations where the Company’s business is being conducted, at Company sponsored business and social events, or at any other place where Employees are representing the Company. Regardless of your position, you are an ambassador of UCN and should behave accordingly.

We consider honest conduct to be conduct that is free from fraud, deception or theft. We consider ethical conduct to be conduct conforming to the accepted professional standards of

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conduct. Ethical conduct includes the ethical handling of actual or apparent conflicts of interest between personal and professional relationships. In all cases, if you are unsure about the appropriateness of an event or action, please seek assistance in interpreting the requirements of these practices.

CONFLICTS OF INTEREST

An Employee’s duty to the Company demands that he or she avoids and discloses actual and apparent conflicts of interest. A conflict of interest exists where the interests or benefits of one person or entity conflict with the interests or benefits of the Company. Examples include:

A.

Employment/ Outside Employment. In consideration of employment with the Company, Employees who are employed by the Company on a full time basis are expected to devote their full attention to the business interests of the Company. All Employees are prohibited from engaging in any activity that interferes with their performance or responsibilities to the Company, or is otherwise in conflict with or prejudicial to the Company.

Our policy is to prohibit all Employees from taking simultaneous employment with suppliers, customers, developers or competitors of the Company or from taking part in any activity that enhances or supports a competitor’s position. Additionally, Employees must disclose to the Company’s Audit Committee, any interest that they have that may conflict with the business of the Company.

B.

Acceptance of gifts, payment or commissions. In any one calendar year no Employee may, without the approval of the Company, accept personal gifts (with an aggregate fair value exceeding $100) from any one person or entity that is or wants to do business with the Company or competes with the Company. A "gift" is anything of value, and includes all tangible items and intangible items such as discounts, services, special privileges, advantages, benefits, rights not available to the general public, vacations, trips, use of vacation homes, paid admission to sporting events or special events, golf outings, use of recreational facilities, loans or other favors. In no event may any negotiable securities or cash be accepted (other than customary circumstances such as weddings or funerals). A gift is “personal” if it is not made in the ordinary course of business as discussed in the next paragraph.

Gifts that are not personal gifts subject to the dollar limit set forth in the preceding paragraph may be accepted only if made in the ordinary course of business, but in no event shall the aggregate fair value of ordinary course of business gifts exceed $600 in any one calendar year. Such gifts may be accepted from any party in any one calendar year without any notice to the CEO, CFO, or Chairman of the Company’s Audit Committee, so long as the aggregate fair market value is $600 or less determined on the basis of a good faith assessment by the recipient. A gift will be considered to be in the ordinary course of business if: (a) it is of a type that is customary, considering the job duties, job title, and seniority of the person to whom the gift is offered, and (b) accepting the gift would provide a

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business advantage to the Company by enhancing its business relationship with the gift-giver. For example, a personal property item such as jewelry will almost never be in the ordinary course of business, while intangible benefits, such as admission to a sporting event or an invitation to a golf outing, may be. Meals in the ordinary course of business are not subject to the $600 limitation.

If a party provides any Employee with personal gifts in a calendar year with a fair value that the Employee believes will likely exceed $100 or ordinary course of business gifts in a calendar year with a fair value that the Employee believes will likely exceed $600, he or she may either refuse or accept the gift. If the gift is accepted, within 15 days of its acceptance the recipient must notify the CEO, CFO, or Chairman of the Company’s Audit Committee, which will confirm the fair value of the gifts and whether the gifts were personal or ordinary course of business. If the CEO, CFO, or Chairman of the Company’s Audit Committee determines that the gifts exceed the applicable dollar limits or mis-categorized, the recipient must pay to the Company - or make a charitable donation through the Company equal to - the amount by which the fair market value of the gift exceeds the applicable dollar limits.

C.

Business interests. If an employee or Officer is considering investing in any customer, supplier, developer or competitor of the Company, he or she must first take care to ensure that these investments do not compromise their responsibilities to the Company.

Our policy is that employees should not hold an ownership interest (of stock, partnership interests, etc.) in any customer, supplier, developer or competitor of the Company in excess of 5% in a publicly traded entity or, in the case of a non-public entity, having a fair market value in excess of $25,000, unless such interest is demonstrably not material.

It is our policy that approval be obtained from the Company’s Audit Committee prior to making an investment exceeding the foregoing limits. Many factors should be considered when determining whether a conflict exists, including the size and nature of the investment; the Employee’s ability to influence the Company’s decisions; his or her access to confidential information of the Company or the other company; and the nature of the relationship between the Company and the other company.

D.

Related parties. Employees should avoid conducting Company business with a relative or with a business in which a relative is associated in any significant role and should be careful not to disclose confidential or proprietary information. Employees should refrain from purchasing or offering services to a firm owned or controlled by an officer, director, employee, or his/her family. Relatives are defined as spouse, siblings, children, parents, grandparents, grandchildren, aunts, uncles, nieces, nephews, cousins, step relationships, and in-laws. Further, the Company prohibits employment of such individuals in position that have

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financial dependence or influence (e.g. an auditing or control relationship or a supervisor / subordinate relationship).

E.	Ownership in a client or supplier. Employees should refrain from ownership or substantial interest in a competitor, client or supplier.

F.

Outside Directorships. It is a conflict of interest to serve as a director of any company that competes with the Company. Officers must first obtain approval from the Company’s Corporate Governance and Nominating Committee prior to accepting a directorship.

G.

Corporate Opportunities. Officers may not exploit for their own personal gain, opportunities that are discovered through the use of corporate property, information or position, unless the opportunity is disclosed fully in writing to the Company’s Board of Directors and the Board of Directors declines to pursue such opportunity.

H.

Other Situations. Because other conflicts of interest may arise, it would be impractical to attempt to list all possible situations. If a proposed transaction or situation raises any questions or doubts, please contact the CEO, CFO or the Chairman of the Audit Committee or report the violation using the company’s whistle blowing site.

Employees are under a continuing obligation to disclose any situation that may present a conflict of interest between an officer, director, or employee and UCN. Disclosure of any potential conflict is required to remain in full compliance with this policy. If a proposed transaction or situation raises any questions or doubts, Employees must consult the CEO or CFO or, in the case of the CEO or CFO, the Chairman of the Audit Committee.

COMPLIANCE WITH GOVERNMENTAL LAWS, RULES AND REGULATIONS

Employees must comply with all applicable governmental laws, rules and regulations when conducting business. Employees should compete fairly and ethically for all business opportunities. In situations where there is reason to believe that the release or receipt of non-public information is unauthorized, Employees should not attempt to obtain or accept such information.

Employees have a responsibility to avoid even the appearance of speculative or insider trading activities. Inside information is typically described as pending company transactions, corporate finance activity, mergers or acquisitions, unannounced earnings and financial results or other significant developments affecting the company.

UCN Employees are required to comply with the Company’s Black-out Policy as published on the corporate website and internet site. Noncompliance with the Black-out Policy will be treated as a violation of the Code of Ethics.

Employees are expected to acquire appropriate knowledge of the legal requirements relating to their duties sufficient to enable them to recognize potential dangers, and to know when to seek

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advice from more senior officers or the Audit Committee. Violations of applicable governmental laws, rules and regulations may subject Employees to individual criminal or civil liability, as well as to disciplinary action by the Company.

PROTECTION OF COMPANY ASSETS

Employees have a responsibility to ensure the protection and safeguarding of Company assets and proprietary information including but not limited to: customer information, agent information, unreleased product developments or technologies, trade secrets, financial information, operational databases, network security, computer equipment, furniture, etc. Employees should always use Company property in accordance with the corporate policy and should make every effort not to waste, abuse, or jeopardize the value of the asset. Without specific authorization, no employee may take, loan, sell, damage, dispose or make available company property or proprietary information for personal or non-company purposes.

Before sharing critical company information with outside parties, Employees should evaluate whether a Non-Disclosure Agreement should be completed before proceeding so as to protect the Company’s information from unauthorized use.

DOCUMENT MAINTENANCE AND RETENTION

Employees should make every effort possible to maintain and retain preservation of financial records and agreements for no less than seven years. Financial information should be electrically archived and accessible where possible and properly stored and labeled. Under no circumstances may Company records be destroyed selectively or maintained outside Company premises or designated storage facilities.

Employees should take proper care to properly dispose of working customer lists, collection information, development documentation, product information, unpublished financial information, etc. If you are unsure whether a document should be maintained and stored or disposed of, please contact either your direct supervisor or the Compliance Department.

VIOLATIONS OF THE CODE

Employees should be alert to possible violations and report such violations to the CEO, CFO, or in the case of the CEO or CFO, the Chairman of the Audit Committee, or through the whistle blowing services. Employee will be expected to cooperate in any internal or external investigations of possible violations. Reprisal, threat, retribution or retaliation against any person who has, in good faith, reported a violation or a suspected violation of law, this Code or other Company policies, or against any person who is assisting in any investigation or process with respect to such a violation, is prohibited.

Actual violations of law, this Code, or other Company policies or procedures should be promptly reported to CEO, CFO or in the case of the CEO or CFO, the Chairman of the Audit Committee.

The Company will take appropriate action against any Employee whose actions are found to violate the Code or any other policy of the Company. Disciplinary actions may include immediate termination of employment at the Company’s sole discretion. In rare cases, a business case for non-compliance can be established; in all such cases the non-compliance

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situation must be approved in advance through a risk acceptance process. This process requires a risk acceptance memo signed by the CEO, CFO, or in case of an Officer, by the Audit Committee.

Where the Company has suffered a loss, it may pursue its remedies against the individuals or entities responsible. Where laws have been violated, the Company will cooperate fully with the appropriate authorities.

If you have any questions or concerns, please call:

Your Supervisor,

or

Your Human Resources representative,

or

Report your concerns though the SilentWhistle anonymous report facility that you can access through our website at www.ucn.net.

or

Call the SilentWhistle toll free number to report your concerns at 1-866-794-4785.

The Guideline is one way for Employees, vendors, suppliers, customers, and others to report 1) questionable activities - including questionable accounting or auditing matters; 2) complaints regarding the Company's accounting, internal accounting controls or auditing matters; or 3) to ask for guidance on any work-related issues, or to make the Company aware of any suspected unethical or illegal conduct, or violation at the Company.

SilentWhistle can be accessed or called any time, day or night, as it is available 24 hours a day, 365 days a year. The Company strictly prohibits any form of retaliation against anyone who reports any suspected wrongful conduct to the Company or any governmental agency. Reports are accepted anonymously, and the confidentiality of all reports will be maintained to the extent possible.

DISCLOSURE TO THE SEC AND THE PUBLIC

Our policy is to provide full, fair, accurate, timely, and understandable disclosure in reports and documents that we file with, or submit to, the SEC and in our other public communications. Accordingly, our Officers must ensure that they and others in the Company comply with our disclosure controls and procedures, and our internal controls for financial reporting.

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WAIVERS AND AMENDMENTS OF THE CODE

UCN is committed to continuously reviewing and updating our policies and procedures. Therefore, this Code is subject to modification. Any amendment or waiver of any provision of this Code must be approved in writing and be available for Employees to review. Changes will be posted on the Company’s website and in applicable regulatory filings pursuant to applicable laws and regulations, together with details about the nature of the amendment or waiver. Any waiver of any provision of these standards for Employees other than our CEO, CFO or a director must be approved by both the CEO and CFO, and if required by law, publicly disclosed. Any waiver for our CEO, CFO, or a director may be made only by the Board of Directors or a committee of the Board, and must be promptly disclosed to the Company's shareholders as required by applicable law or securities exchange regulations.

[The next page is the Acknowledgement.]

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ACKNOWLEDGEMENT OF RECEIPT OF THE CODE OF ETHICS

I have received and read the Company’s Code of Ethics. I understand the standards and policies contained in the Code and understand that there may be additional policies or laws specific to my job or changes to the standards in the future. I agree to be diligent in staying informed on future policies and changes and in complying with the Code.

If I have questions concerning the meaning or application of the Code, any Company policies, or the legal and regulatory requirements applicable to my job, I know I can consult my supervisor, my HR representative, the CEO or CFO or, in the case of the CEO or CFO, the Chairman of the Audit Committee, and that my questions or reports to these sources will be maintained in confidence.

SIGNATURE

Employee Name (please print)

Signature:

Date:

This form must be returned to the Human Resources Department.

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